SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California		94901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On December 13, 2016, the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (“BioMarin” or the “Company”), at the recommendation of the Corporate Governance and Nominating Committee of the Board, approved a new form of indemnification agreement to be entered into with its directors and executive officers (the “Indemnification Agreement”). The Company has entered into, or will be entering into, an Indemnification Agreement with each of its directors and executive officers.

Consistent with the indemnification agreements previously in effect, the Indemnification Agreement provides that BioMarin will indemnify each of the covered directors and executive officers to the fullest extent permitted by law for claims arising in such person’s capacity as a director, executive officer, employee or other agent of BioMarin, provided that, among other things, such director and/or executive officer acted in good faith and with a view to the best interests of BioMarin and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2016, at the recommendation of the Compensation Committee of the Board, the Board approved the amendment and restatement of the employment agreement (the “Restated Employment Agreement”) of Jean-Jacques Bienaimé, the Company’s Chief Executive Officer and Chair of the Board (the “CEO”). The Company and the CEO entered into the Restated Employment Agreement, effective December 13, 2016. The Restated Employment Agreement supersedes and replaces the CEO’s prior employment agreement, as amended and previously filed with the Securities and Exchange Commission (the “Prior Agreement”).

The Company entered into the Restated Employment Agreement primarily to make the form of the CEO’s employment agreement consistent with the employment agreements for the Company’s other executives, increase the CEO’s salary, adjust his benefits in connection with a Change in Control, eliminate additional income tax “gross-up” payments in connection with a Change in Control provided for in the Prior Agreement, and to meet current market practices. Capitalized terms used but not defined herein have the meanings ascribed to them in the Restated Employment Agreement.

Among other items, the material modifications to the terms of the Prior Agreement include the following:

•

Under the Restated Employment Agreement, the CEO will receive his current annual base salary of $1,050,000 through February 25, 2017.  Effective as of February 26, 2017, his annual base salary will be $1,105,000, representing an increase of approximately 5.2% from the CEO’s current annual base salary.

•

Upon a Change in Control, consistent with Company practice for other executive officers, the CEO will receive the full acceleration and exercisability of all unvested stock options and full acceleration of all unvested restricted stock units (and in the case of restricted stock units subject to a performance vesting requirement, such restricted stock units shall be deemed vested as to performance as if the Company achieved 100% of its target levels).

•

Upon termination without Cause or resignation for Good Reason in connection with a Change in Control, the CEO will be entitled to receive a lump sum payment in an amount equal to the sum of 300% of the CEO’s then-current base salary, 300% of the CEO’s target bonus, and the CEO’s target bonus for the year in which termination occurs (pro-rated) and paid premiums under COBRA for 36 months. Previously, the CEO was entitled to 500% of his then-current base salary.

•

The Restated Employment Agreement provides that if any payment the CEO would receive from the Company in connection with a Change in Control (a “Transaction Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code that would be subject to Excise Tax, then the CEO will receive a payment in the amount that, on an after-tax basis, represents the greater of (i) the full Transaction Payment or (ii) the largest portion of the Transaction Payment that the CEO may receive without the imposition of the Excise Tax, rather than the CEO receiving the full Transaction Payment and additional “gross-up” payments, as provided for in the Prior Agreement.

The foregoing description of the Restated Employment Agreement does not purport to be complete and is qualified in its entirety by the Restated Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit 10.1	Form of Indemnification Agreement for Directors and Executive Officers.

Exhibit 10.2	Amended and Restated Employment Agreement by and between the Company and Jean-Jacques Bienaimé, effective as of December 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc.

Date: December 19, 2016	By:	/s/ G. Eric Davis
G. Eric Davis Executive Vice President, General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement for Directors and Executive Officers.
10.2	Amended and Restated Employment Agreement by and between the Company and Jean-Jacques Bienaimé, effective as of December 13, 2016.